Exhibit 99.01

Exhibit 99.01 to May 7, 2004 Form 8-K

[company logo-type omitted]

            For Immediate Release – May 7, 2004

For Further Information Contact Alex Burns at Life Sciences (727) 345-9371

Life Sciences Launches Nanotechnology Related Development Effort

Life Sciences, Inc. (NASDAQ BB: LFSC), a St. Petersburg based biotechnology company, was recently awarded a U.S. National Institutes of Health Funded Small Business Innovation Research (SBIR) grant amounting to slightly more than $240,000 as funding for the first year of an intended multiyear effort on the part of Life Sciences to develop a hand held device for detection of extremely small quantities of DNA or RNA. Budgeted funding for the second year of the project, if awarded, would bring total support for the Phase I effort to slightly less than $500,000.

Based on technology recently invented at the University of Florida, Gainesville, by Prof. Weihong Tan and his colleagues, the detection method employs fluorescent or light emitting dyes that are encapsulated in custom designed glass nanoparticles that are less than 65 nanometers in diameter (the human hair is between 50,000 and 150,000 nanometers in width). These nanoparticles may be modified to selectively attach themselves to short segments of DNA or RNA, as well as to extremely small numbers of bacteria and other antigenic species. When the targeted nucleic acid segment is unique to a particular virus or bacteria, or the DNA sequence is otherwise reflective of a genetic feature of the donor, the technology may be able to be applied in rapid, point-of-care diagnosis of human disease, as well as in the detection of food borne and waterborne pathogens, including biological warfare agents. Encapsulation of the dyes within the nanoparticles allows a 1,000 to 10,000 fold increases in the light signal produced by a single segment of RNA or DNA, when compared to current widely used methods. Increases in fluorescent signal strength of this magnitude promise to substantially improve the sensitivity of these current test methods, as well as to profoundly simplify the testing process by alleviating the need for multi-hour processes to amplifying and detect DNA or RNA using current technology.

The dye loaded nanoparticles have also been shown to be comparably effective in potentially increasing the sensitivity, and in reducing the instrumentation requirements, in the performance of tests based on the detection of disease causing pathogens based on the interaction of antigens with their respective antibody. Life Sciences looks forward to introducing its advanced fluorescent detection technology into the worldwide medical diagnostics market with the objective of enhancing the performance and economies of a large number of tests that in the main have already have been cleared for sale by the US FDA and other comparable regulatory bodies worldwide.

To support its commercialization plans for the dye containing nanoparticle technology, Life Sciences has obtained a first priority position to secure an exclusive license from the University of Florida of the patents related to the technology.

In addition to encapsulating the fluorescent dyes widely used in diagnostic testing, nanoparticles have been successfully produced that contain a wide variety of other materials including metals (iron, gold, etc.). Of particular interest, nanoparticles that encapsulate iron or other magnetic materials can be caused to migrate or congregate in response to a magnetic field. Similarly the surface of the nanoparticles can be chemically modified in numerous ways, some of which contribute to controlled aggregation of the particles without the application of outside forces. Much of the versatility of the nanoparticles can be attributed to the physical characteristics of the silica shell. Not only will the glass not chemically interact within the encapsulated materials, its surface also can be chemically treated with a variety of substances to render the glass shell suitable for attachment of other molecules ranging from proteins to DNA. To take advantage of the versatility of the nanoparticles, Life Sciences anticipates a robust applications development program to explore the utility of the nanoparticles in areas ranging from enhancement in the contrast of X-rays or other medical and industrial imaging technologies, to the utility of the nanoparticles in the delivery of therapeutic drugs to specific locations within the body.

The small business innovation research program under which Life Sciences plans to carry out some phases of its applications development effort was originally established in 1982 by the Small Business Innovation Development Act (P.L. 97-219), then expanded and reauthorized, extending the program to 2008. Ten federal agencies set aside a portion of their extramural R&D budget each year to fund research proposals from small science and technology-based firms.

The goals of the SBIR program include:

1. to increase private sector commercialization of innovations derived from federal R&D;

2. to use small business to meet federal research and development (R&D) needs;

3. to stimulate small business innovation in technology; and

4. to foster and encourage participation by minority and disadvantaged persons in technological innovation.

SBIR’s support creative advanced research in important scientific and engineering areas and are designed to encourage the conversion of government-funded R&D into technological innovation and commercial application. SBIR research can lead to important new technology, major breakthroughs, innovative new products, and next-generation products or processes. The program funds the gap from a research-based idea to a prototype that many industrial and venture capital companies find difficult to support.

Since its inception in 1983, the SBIR program has experienced explosive growth. Beginning with first year grants of 686 Phase I awards for $44.5 million to small high technology firms, by fiscal 2001 the program produced 3,215 Phase I awards and 1,533 Phase II awards for approximately $1.5 billion dollars.

While Phase I SBIR awards are typically in the $100,000 range, Life Sciences’ recent award was made under the NIH’s advanced technology (AT) SBIR Program that provides extended time and increased funding for development of high-cost technologies. Phase I advanced technology awards may be for up to two years in duration and may be funded at a total of $600,000, while Phase II AT awards may be for up to $1 million per year for three years.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. These statements reflect management’s current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties referenced in the company’s filings with the U.S. Securities and Exchange Commission. The company is developing several products for potential future marketing. There can be no assurance that these development efforts will succeed, that any products will receive required regulatory clearance or that, even if regulatory clearance were to be received, any products would ultimately achieve commercial success.

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